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On August 12, 2008, Point Blank Solutions, Inc. (the “Company”) held a conference call to discuss the Company’s results for the second quarter of 2008 and six months ended June 30, 2008. A transcript of the conference call, including the question and answer session follows.

In connection with the solicitation of proxies, Point Blank Solutions, Inc. has filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement and additional proxy materials. The proxy statement contains important information about Point Blank Solutions and the Company’s 2008 Annual Meeting. Point Blank’s stockholders are urged to read the proxy statement carefully. The proxy statement and other documents relating to the 2008 Annual Meeting can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at the Company’s website at www.pointblanksolutionsinc.com under the “Investor Relations” tab, upon written request to Corporate Secretary, Point Blank Solutions, Inc, 2102 S.W. 2nd St., Pompano Beach, Florida 33069, or by calling the Investor Relations department at (212) 786-6013.

The Company and its directors and executive officers are deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting. Information regarding the interests of the directors and executive officers of the Company in the solicitation may be found in the definitive proxy statement filed by the Company with the SEC on March 24, 2008, and in additional proxy materials filed with the SEC, available free of charge from the SEC and the Company, as indicated above. Information about the directors and executive officers of the Company may be found in its Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.

FINAL TRANSCRIPT

Conference Call Transcript

PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

Event Date/Time: Aug. 12. 2008 / 11:00AM ET

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FINAL TRANSCRIPT
Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Glenn Wiener

Point Blank Solutions, Inc. - Director - Public & Investor Relations

Larry Ellis

Point Blank Solutions, Inc. - President, CEO

Jim Anderson

Point Blank Solutions, Inc. - CFO

Sam White

Point Blank Solutions, Inc. - EVP, Head of Global Sales

John Siemer

Point Blank Solutions, Inc. - COO

Jennifer Coberly

Point Blank Solutions, Inc. - General Counsel

CONFERENCE CALL PARTICIPANTS

Mark McMahon

Raymond James - Analyst

John D’Urso

Robotti & Co. - Analyst

David Koenig

Private Investor

Art Weiss

Group G Capital Partners - Analyst

Mark Sherman

Insight Matters - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Point Blank Solutions earnings conference call. My name is Chanelle and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s conference, Mr. Glenn Wiener, Director of Public and Investor Relations. Please proceed.

Glenn Wiener - Point Blank Solutions, Inc. - Director - Public & Investor Relations

Good morning and welcome to Point Blank Solutions 2008 second quarter conference call. The results were released and our Form 10-K was filed after market close yesterday and can be found on our website at www.pointblanksolutionsinc.com.

With us today is Larry Ellis, President and CEO, and Jim Anderson, our Chief Financial Officer. Additionally, John Siemer, the Company’s Chief Operating Officer and Chief of Staff and Sam White, Executive Vice President and Head of Global Sales are with us and will be available during the Q&A portion.

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Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

Before we begin, our Safe Harbor language. The statements made on this conference call and in the Company’s related filings with the SEC and press releases that are not historical facts, are forward-looking statements and are based largely on the Company’s current expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control.

Words such as expects, anticipates, targets, goals, projects, intends, plans, believes, seeks, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only prediction and speak as of the date hereof and are subject to risks and uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, uncertainty of future financial results, additional financing requirements, liquidity of shares of our common stock, development of new products, governmental contracting processes and court approval of the settlement of the pending class action.

For further detail, we refer you to the Company’s filings with the SEC, including, without limitation, those uncertainties and risks discussed in the Company’s Form 10-K for the period ended December 31, 2007 and Form 10-Q for the period ended June 30, 2008.

The Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect any change in the expectations of our management with regard thereto or any change in the events, conditions or circumstances on which any such statements are based. At this time, I’d like to turn the call over to General Ellis.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Good morning and welcome to our 2008 second quarter conference call. I will make a few comments concerning our performance through the first half of the year and then focus my remarks on our outlook and market position.

I will cover our corporate situation in terms of where we stand with respect to our shareholder’s meeting, where we stand with respect to Steel Partners, ongoing litigation and the strategic alternatives process. I will then turn it over to Jim Anderson to cover our financial results in more detail; then followed by some questions and answers.

During our last conference call, I guided you that we expect contract delays to continue into the second quarter and that our prospects for the second half of the year and into 2009 would improve. This remains true. Our sales in the second quarter were off 88%, much of this decline is due to delays in awarding the IOTV military contract.

Historically, our largest segment has been military federal government sales. However, this quarters results were about $1.6 million, off 98% from the second quarter last year. This will change in the third and fourth quarters with the win of the IOTV bridge buy, with the international award of the Iraqi Defense Forces, expected business from Life Wear Technologies and the domestic market, as well as our military and international solicitations that are expected to be awarded in the third quarter.

In the domestic market, sales were off in the first and second quarters by approximately 23% through the first half of the year. Two factors led to this decline. One was the rise in fuel costs during the first half of the year which had a direct impact on our law enforcement agencies’ budgets. Higher gas prices and energy costs were there during the 2008 budget created last year. The declines in gas prices over the past month from a high of $147 to the current level of about $114 per barrel should help offset this trend to a degree.

Secondly, I discussed last quarter the changing NIJ standards, which have impacted sales. Last month, the new [NIJ 06] standard was released, which addresses new testing protocols and certification standards. While the new standards have been published, testing is scheduled to begin no earlier than October of this year. It is anticipated that certification approval will not occur until the first quarter of 2009.

This uncertainty led to a decline in orders for the first half of the year and may continue to impact sales to this segment during the second half of the year. Because this new standard is being instituted industry-wide, we expect a ramp-up in orders next year, which will keep us on track to meet our five-year growth objective in the law enforcement market.

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Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

I would like to add that we are winning meaningful new accounts and our market position is improving despite the year-over-year sales decline. To highlight a few, we won competitive contracts in the markets including New York, Maryland, Illinois, Florida, Massachusetts and Texas, among others.

On the international front, we received a $13.5 million contract to provide body armor and plates to the Iraqi Defense Forces. It is important to note, while we produced and shipped roughly half of the requirement already, we did not recognize any of those revenues in the second quarter. We expect to recognize most, if not all, of those in the third quarter.

Let me now turn to the industry and our expectations for the second half of the year and future periods. We expect the IOTV base buy to be awarded by September the 30th. That’s the end of the government’s fiscal year. The base buy is for 736,000 IOTVs, almost five times the size of the bridge buy. This solicitation also calls for the production of 253,000 DAPs. I might add, it represents the largest single body armor solicitation since the war on terror began.

With our recent win of the IOTV bridge buy, we have been awarded close to 60% of all of the IOTV contracts to date. And we estimate 75% to 80% of all Interceptor Body Armor Systems fielded in the United States Army. We are better positioned than anyone in the industry to meet the Army’s requirements. We have the capacity and a proven track record to be one of the Army’s premier suppliers as we move forward.

In addition to the IOTV base buy, we have bids on approximately $35 million of military contracts with award dates expected before the end of the third quarter. Based on ongoing conversations with the various government and military agencies, we believe there will be additional solicitations in the second half of this year.

On the international front, we expect to bid on more than $100 million in gross tenders this year. Most of these tenders have fourth quarter award dates. So, there are significant opportunities to expand our international operations before the year ends. There are a number of solicitations planned for the first quarter of 2009. Next quarter, I am hopeful we can demonstrate our international momentum with some new wins.

The contract delays in awarding body armor for the military throughout the first half of the year has been unprecedented. Our backlog and public solicitations are increasing. Orders will intensify over the coming six to 12 months. The Army and the other agencies will be placing existing armor in the combat zone and build an inventory for future requirements.

Consider our top line performance in the second half of 2007, with sales of roughly $135 million. Our backlog as of the 1st of July was $108 million. At a traditional run rate for our domestic, international and Life Wear businesses, we are on track for the remainder of 2008 to match last year’s net sales for the comparable period. Take into account closed solicitations only, we have the potential to exceed last year’s second half revenues. We expect 2009 to be much better.

As for our margins, they will be constrained in the second half of 2008, as a result of the impact felt from the bridge buy. We will realize margin improvements, but not at the traditional levels. Our margins in 2009, with the new orders expected, with operational improvements and with the full benefit of our Weaving Joint Venture should be much greater.

This is a good time to transition to the annual meeting and the strategic alternatives process. The annual meeting is scheduled for 19 August. We filed a motion in the Delaware Court to postpone the shareholders meeting to a later date. We requested the postponement to provide more time to complete the strategic alternatives process and request a formal hearing. To date, the Court has not scheduled that hearing. I would like to thank those shareholders who have publicly supported the request for postponement.

This Board takes its fiduciary responsibilities very seriously. This is an independent Board that is committed to protecting shareholders’ interest and maximizing value. We want to hold a shareholder’s meeting as soon as possible. It is the last step in becoming fully compliant with the SEC. Given that we are in the midst of the process, we believe it is very important to bring it to a proper conclusion.

Both ISS and Glass Lewis, the two leading independent proxy advisory firms, supports this view. In their respective reports, they recommended shareholders vote in favor of the existing Point Blank Solutions Board of Directors. ISS and Glass Lewis supported this Board and noted the strength of our corporate governance policies and practices, the success we have had in addressing legacy issues and the progress the Company has made. We are waiting until the base buy is awarded. And by demonstrating continued momentum in other markets, we can achieve a greater value for all of our stakeholders, particularly our shareholders. This has become clear to us in our discussions with potential parties. With this, I will now turn the call over to Jim Anderson, our CFO. Jim.

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Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

Jim Anderson - Point Blank Solutions, Inc. - CFO

Thank you, General. Starting with the second quarter 2008 results of operations, the Company’s net sales for the quarter were $11.1 million, down from $93.5 million from the prior year quarter. Military and federal government sales were down $77.5 million from the prior year quarter as a result of the delays in military contract awards that the General described earlier.

The Company’s domestic distributor net sales were $4.7 million lower than in the current year quarter compared with the comparable prior year period, as a result of the uncertainties in the transition from the current NIJ soft-body armor standards and from the current economic impact on state and local governments’ spending.

Gross profit for the 2008 second quarter was a negative $300,000, compared with the $16.8 million for the comparable prior year period. Gross margins were negatively impacted by the lower sales, price increases for raw materials and overhead costs incurred and not capitalized as a result of lower levels of production. The Company believes its gross profit levels will improve in the second half of the year as a result of increased sales volume and expectations for the future.

Total operating costs in the current quarter were a credit of $17.9 million, a decrease of $29.8 million from the prior year period’s expense of $11.8 million. There are several factors that drove that change. First, the current quarter includes a credit of $26.1 million for the employment tax withholding obligation since the Statute of Limitations for the major portion of the 2004 employment tax withholding obligations expired in the second quarter of this year. Accordingly, the Company reversed that amount.

Operating costs for the second quarter of 2007 included a similar credit of $737,000 relating to 2003. Excluding the reversals of the employment tax withholding obligations, operating costs would have been $8.1 million for the current quarter and $12.5 million for the comparable prior year period.

General and administrative expenses were $3.1 million in the quarter, a decline of $3.1 million for the comparable prior year period as a result of lower levels of professional fees, reductions in incentive compensation in the current year and a lower head count. Charges for litigation and cost of investigations totaled $1.8 million in the quarter, a reduction of $717,000 from the comparable quarter in the prior year.

Adjusted EBITDA was a negative $5.3 million in the current quarter, compared to $7.7 million in the prior year quarter. This change is principally due to the impact of sales, gross margins and the credit for litigation and cost of investigations discussed previously. Please refer to our press release issued yesterday for a reconciliation of adjusted EBITDA to net income and explanation of why we use adjusted EBITDA as a financial measure.

Operating income for the quarter was $17.7 million, compared with $5 million reported in the prior year comparable quarter. Net income for the quarter was $10.6 million, or $0.21 per share, both basic and diluted, versus $2.8 million, or $0.06 per share, both basic and diluted, in the comparable prior year period.

For the six months ended June 30, 2008, net sales were $61 million, compared to $185 million in the comparable six-month period last year. Gross profit was $8.5 million, or 13.9% of net sales, compared to $35.5 million, or 19.1% of net sales, for the same period in 2007.

Total operating costs for the six months ended June 30, 2008, were a credit of $7.6 million, versus $24 million in the prior year comparable period. Net income for the first half of 2008 was $9.6 million, or $0.19 per share, both basic and diluted, versus $6.6 million, or $0.13 per share, basic and diluted, in the comparable prior year period.

Adjust EBITDA was a negative $3.6 million for the first half of 2008, compared to $17.8 million in the prior year period. The reasons for the changes in performance year-over-year in the income statements for the half year are consistent with the factors discussed previously for the quarter.

Now, let’s turn to the balance sheet. Our working capital was $40.5 million at June 30th, compared with $34.9 million at December 31st. The increase in working capital is a function of several factors, including paying down our line of credit by $8.3 million, reducing accounts payable and accrued expenses by $7.6 million and reversing the employment tax withholding obligation of $26.1 million.

When the Company entered into a credit agreement with LaSalle in April 2007, the loan document had two temporary financial covenants, minimum sales and maximum capital expenditures. The Company and LaSalle agreed to set permanent financial covenants following the filing of our 2007 Form 10-K.

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Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

I am pleased to report to you that yesterday, the Company and LaSalle did agree to, and finalized, those covenants as contemplated when we executed the loan agreement in 2007. Those covenants are included in the Form 10-Q filed yesterday in Exhibit 10.2. We continue to work closely with LaSalle and believe that the Company enjoys a good working relationship with our lender.

Our trade accounts receivable decreased by $19.4 million over the half year period. This change is due to collections of outstanding receivables and lower level of sales. Our capital expenditures for the six months ended June 30, 2008, were approximately $3.2 million, which includes $2.5 million of property acquired by Life Stone.

There are some other matters I’d like to report on to you. On June 25th, the Court gave final approval of the class and derivative action settlements subject to appeal. We were apprised that a notice of appeal was filed and the appeal process is moving forward.

The Company also has a $12.9 million income tax receivable it had filed for; the preponderance relating to federal income taxes. We are currently under audit for 2003 to 2007 and are actively engaged and working with the IRS as they work through their audits. We are hopeful that we are on track to have those audits completed and the tax refund received in the first quarter of 2009.

On June 24th, the Board of Directors authorized a program to cancel some of the Company’s outstanding options and replaced them with deferred stock units. That program, which excludes the senior executive officers of the Company, provides for an exchange of options for restricted stock units on a value-for-value basis.

The recent offering of this program is to retain mid-level management with a backdrop of the changing landscape we are facing. No options will be re-priced. The plan is being offered only to non-senior executive employees and the maximum number of options potentially affected by this program totals 522,000 options.

Also, the two-year vesting period will restart when the program is implemented. One-half will vest after the first year and the remaining half will vest in two years. There will be no additional compensation charge recorded in connection with this program. With that, I will hand it back over to General Ellis. General.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Thank you, Jim. We will now open for question and answers.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). And your first question comes from the line of Mark McMahon of Raymond James. Please proceed.

Mark McMahon - Raymond James - Analyst

Good morning, gentlemen.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Good morning.

Mark McMahon - Raymond James - Analyst

I was wondering if you might be able to go back and give a little bit more detail in terms of the open solicitations that are outstanding for the remainder of the year and the dollar amounts associated with them?

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Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

Jim Anderson - Point Blank Solutions, Inc. - CFO

I could certainly help with some of those, Mark. -But, I’m not going to give dollar amounts out because the solicitations haven’t been issued yet. John?

John Siemer - Point Blank Solutions, Inc. - COO

Yes, as far as the ones we have bid on, there is the 736,000 IOTV Base buy. In that buy, there’s also 253,000 DAPs. The OTVs, there’s a DSCP, Defense Supply Center of Philadelphia, 45,000 OTV solicitation that we bid on. There’s 3,300, excuse me, 33,000 Iraqi vests that we bid on earlier and should be awarded sometime later this month. Those are the ones we’ve actively bid on at this point in time. There are a number of ongoing solicitations that we’re pursuing.

Mark McMahon - Raymond James - Analyst

Okay. But, those are the only open ones as of now?

John Siemer - Point Blank Solutions, Inc. - COO

Those are the ones which we have bid on and the bids have closed.

Mark McMahon - Raymond James - Analyst

Okay. And did you say that you guys are now at an average of 60% of orders since the start of the War on Terror?

Jim Anderson - Point Blank Solutions, Inc. - CFO

60% for the IOTVs; 75% to 80% of the Interceptor OTV.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

And that does not take into consideration the international, as I discussed earlier.

Mark McMahon - Raymond James - Analyst

Okay. And in terms of competition for these larger contracts, is it your understanding that it’s open to multiple parties or is it really down for this, like 736,000 between yourselves and BAE?

John Siemer - Point Blank Solutions, Inc. - COO

It’s an open solicitation. And there have been a number of folks who have bid on it that we’re aware of. It is — it does say, in the solicitation, that they expect to award two contracts. But, I would say that there could be more than two.

Sam White - Point Blank Solutions, Inc. - EVP, Head of Global Sales

For the main buy.

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Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

John Siemer - Point Blank Solutions, Inc. - COO

Right.

Mark McMahon - Raymond James - Analyst

And I know that it’s a closed process, but are you able to give a little bit of light of how things have proceeded with Wachovia Securities and how many interested parties you guys are still in discussions with?

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

I would like to add that the process is continuing. We’re still in the process. And that’s about as far as I can go at this point.

Mark McMahon - Raymond James - Analyst

Okay. Thank you.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

It’s a long process.

Mark McMahon - Raymond James - Analyst

Okay. Thank you very much.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Thank you, Mark.

Operator

Your next question comes from the line of John D’Urso of Robotti. Please proceed.

John D’Urso - Robotti & Co. - Analyst

Hi, I was wondering if you could provide some additional detail on the patent infringement action and an update on the BAE litigation? Thank you.

Jennifer Coberly - Point Blank Solutions, Inc. - General Counsel

Hi, it’s [Jennifer Coberly], General Counsel for Point Blank Solutions, Inc. What exactly are you interested in with respect to the patent litigation? It’s still pending. We still have a motion to intervene that has not been granted as settlement negotiations are ongoing. So, it’s actually an ADR, an Alternative Dispute Resolution proceeding that’s under one of the other judges in the Federal Court in Washington. But, we have been taking a close look. And, in fact, the patent at issue is under reexamination, which is a serious development.

John D’Urso - Robotti & Co. - Analyst

And is a patent indemnity clause kind of typical for contracts of this type?

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Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

Jennifer Coberly - Point Blank Solutions, Inc. - General Counsel

Well, there’s a variety of indemnification clauses. They vary. This one was a little more complex than you often see because it was a GSA contract and they have a very strong indemnification clause. And there was an interesting series of circumstances that led to that occurring. However, there are some contracts that don’t include such clauses. It’s kind of on a contract by contract basis. There are sample clauses in the Federal Regulations that can be used by any entity as they draft their contracts.

John D’Urso - Robotti & Co. - Analyst

Okay. And — is there any kind of update on the BAE litigation?

Jennifer Coberly - Point Blank Solutions, Inc. - General Counsel

Right now, in regard to the BAE litigation, we are still in the personal jurisdiction, a conflict with Colonel Norwood and because we can’t really do discovery in the other action until we’re done with the personal jurisdiction discovery because we would ended up doing it all twice. So, right now, that’s been fully briefed. And we’re hoping for a hearing date from the court. Although the court certainly could proceed without a hearing and make a decision.

John D’Urso - Robotti & Co. - Analyst

Is there any set of circumstances under which you would envision that BAE could possibly be, I don’t know, banned from doing this type of business going forward for any period of time? Or, is it just — are they too large a player for that to reasonably be expected?

Jennifer Coberly - Point Blank Solutions, Inc. - General Counsel

Well, I think that the circumstances around the world, place them in a unique position. They’ve had some very serious investigations. But, our Company wouldn’t be able to be in a position to comment on their continued efficacy. But, they certainly have found themselves in some very serious investigations.

John D’Urso - Robotti & Co. - Analyst

Okay. Well, thank you. And I wish you guys all the best.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Thank you.

Jennifer Coberly - Point Blank Solutions, Inc. - General Counsel

Thank you very much.

Jim Anderson - Point Blank Solutions, Inc. - CFO

Thank you very much.

Operator

Your next question comes from the line of [David Koenig], a private investor.

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Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

David Koenig Private Investor

Good morning, gentlemen. Thank you for your review today. It was a little disappointing what with the bleak past. But, certainly exciting with the bright future. Hopefully, the stock market, which usually follows the — or leads by six months, will look at the future and not at the past that we have.

And that should hopefully get higher prices, especially if we ever get off of the Pink Sheets. The other little question I had was, is there any more adjustments from 2005 or credit that we may have paid out for the employees like we had in 2003 and 2004?

Jim Anderson - Point Blank Solutions, Inc. - CFO

David, the answer is yes. And I’m going to offer a couple of different paths to go down. One is the employee tax withholding obligation. As those settle and as those move forward, there could be credits that could come through in the future. So, that’s one opportunity. We did sign a tolling agreement with the Internal Revenue Service around the 15th of April for the 2005-2006 years. They are going to audit the payroll taxes and so, the normal running of the Statute is held in abeyance until they complete their audit.

Separately, we have continued to incur some level of cost associated with the indemnifications for the former officers that if, and when, found guilty and sentenced, then we have a claim against them for that. So, should we recover any monies, that will also come back as a credit.

David Koenig Private Investor

Sounds like we, in addition to the bright future, we have a few cherries that might go on top. I thank you for that. The other thing is the market makers are so horrible on the Pink Sheets. And I was wondering if now, after our shareholder’s meeting, we will apply for getting listing somewhere else?

Jim Anderson - Point Blank Solutions, Inc. - CFO

We, certainly have considered that and have that in our plan to do when we work through this process. Our shareholders largely told us to defer that until we worked through the strategic alternative process. We listened to what our shareholders had to say. And so, we’re going down that path.

David Koenig Private Investor

Okay. Thank you.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

David, I’d say, it’s awfully important to us and certainly understand the impact of the market makers out there. We’ve been fighting through this. Any help you could render in this regard would be certainly helpful to us. We’ve done everything we can with that one.

David Koenig Private Investor

Well, I certainly can try. There’s so many instances where the market makers, I call them the Pink Cheaters, deliberately move the market down, especially toward the end of the day. And sometimes, I think maybe Steel or another company may be doing that so, instead of a takeover, they’ll take it — they’ll have a take-under, low-balling the price based on the closing prices of our stock. So, the sooner we can get off those sheets, the better it would be for all concerned.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Well, I certainly agree with that. And we’ve got that in our scope. Thank you, again, for your support.

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FINAL TRANSCRIPT
Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

David Koenig Private Investor

You’re welcome and thank you.

Operator

Your next question comes from the line of [Mr. Art Weiss] of Group G Capital.

Art Weiss - Group G Capital Partners - Analyst

Good morning, everyone.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Good morning, Art. How are you?

Art Weiss - Group G Capital Partners - Analyst

Good, thanks. I just wanted to clarify some comments you made about some of the solicitations that are out there. You mentioned $35 million of other military-related orders you expected to be awarded in Q3. Is that — the first caller that had asked about these awards, you mentioned the 45,000 OTVs and 33,000 vests for the Iraqi. Is that — are those the two components of that $35 million?

John Siemer - Point Blank Solutions, Inc. - COO

That’s a piece of it, yes. There’s other - there are other solicitations out there that have not closed and that we’re interested in.

Art Weiss - Group G Capital Partners - Analyst

What other solicitations are out there?

John Siemer - Point Blank Solutions, Inc. - COO

There are ongoing GSA-type contracts that are solicited.

Art Weiss - Group G Capital Partners - Analyst

Any one of them material in size?

John Siemer - Point Blank Solutions, Inc. - COO

Well, they’re small. They kind of work their way up to that number.

Art Weiss - Group G Capital Partners - Analyst

Okay.

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FINAL TRANSCRIPT
Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

I would tell you in that regard, particularly with the ongoing hostilities in the Middle East, these things pop up quite frequently with no warning. And, in fact, you’ll see contracts come in $13 million, $15 million for body armor for the Iraqis or the Afghans.

And, we are seeing a little trend toward, as we stand down, they stand up and you can see this as they are purchasing body armor. These typically are not announced. And they want them in 150 days or so.

Art Weiss - Group G Capital Partners - Analyst

Okay. And you also talked about some other solicitations you expect later this year. Could you give some color around what branches of the military or what sorts of products that you think these solicitations are going to come in?

Sam White - Point Blank Solutions, Inc. - EVP, Head of Global Sales

The three that were mentioned are the primary ones. We mentioned that the Army’s main buy, then a DLA and the third one for 33,000.

Art Weiss - Group G Capital Partners - Analyst

Oh, I thought that, in fact, you were referring — I thought that was a reference to other contracts that weren’t necessarily even bid yet or just you expect future potential contracts. Did I hear that wrong?

John Siemer - Point Blank Solutions, Inc. - COO

No, there are other ones that involve domestic sales, as well as some international sales that we’re pursuing.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Uh, there’s a shift out also to FMS, [Foreign] Military Sales. We see that in Afghanistan. There was a contract that was let, we bid on it and then it was withdrawn and shifted to Foreign Military Sales. And it’s really interesting because that contract was arranged around helping to build the Afghan economy. So, it was pulled back out and now shifted to FMS. All the bids were in. And we were waiting. There’s another one out there similarly that we were bidding on and we’re still waiting.

John Siemer - Point Blank Solutions, Inc. - COO

That particular bid in Afghanistan had a protest on the bidding process itself. And it was pulled back.

Art Weiss - Group G Capital Partners - Analyst

So, the contract isn’t going to be awarded?

John Siemer - Point Blank Solutions, Inc. - COO

No, it’s going to be awarded. They’re going to use a different agency to award it. That was the [Kabul] Regional Contracting Authority. And they’re now moving it back to a more traditional or a larger contract authority.

Art Weiss - Group G Capital Partners - Analyst

And within Afghanistan, not a U.S. entity?

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FINAL TRANSCRIPT
Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

John Siemer - Point Blank Solutions, Inc. - COO

We’re under the impression it’s going to be U.S. — it’s going to be a GSA-type contract.

Art Weiss - Group G Capital Partners - Analyst

Okay.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

All of these that are using U.S. dollars will fall under all of the U.S. rules. So, as we purchase gear for the Afghans and the Iraqis, they are spending U.S. dollars. And so, the Barry Amendment applies.

Art Weiss - Group G Capital Partners - Analyst

Okay. And how many of the IOTVs have you shipped so far under the bridge buy?

John Siemer - Point Blank Solutions, Inc. - COO

We have not started shipping yet. We’ll begin shipping probably in the next week.

Art Weiss - Group G Capital Partners - Analyst

Okay. Great, thank you.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Thank you.

John Siemer - Point Blank Solutions, Inc. - COO

Thank you, Art.

Operator

Your next question comes from the line of David Koenig, the private investor.

David Koenig Private Investor

Hi, I’m back, again, just for a quick question. I take a lot of flak on this two-year standstill that is written in for any company who wants to bid or be a buyer of PBSO. And I was wondering if you could clear that up? Is that necessarily enforced as such that anyone would have to wait two years or could that be shortened or dealt with on an individual basis?

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

David, we have adjusted these on an individual basis. We had a standard two-year piece as we were negotiating. And in some cases, it is as less as one year. So, we have worked with each of the individual [offerors] or investors as they’ve come forth.

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FINAL TRANSCRIPT
Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

David Koenig Private Investor

Very good. Then we don’t have to wait two years if somebody pops up with some good numbers. On the other hand, maybe everyone will want to stay with the company, with the future that seems to be building up here. Thanks, again.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Thank you.

Operator

Your next question comes from the line of Mark Sherman of Insight Matters.

Mark Sherman - Insight Matters - Analyst

Yes, good morning, gentlemen. I was wondering if you could update me on the latest on when the next annual meeting will be held. And, also, on the strategic alternative process.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

The annual meeting, as I indicated, is scheduled for 19 August, which is about ten days from now, that timeframe. As I indicated in my remarks, we have petitioned the court to delay that meeting until we complete the strategic alternatives process. We have not heard back from the courts. So, our assumption is we continue to march unless the court directs us otherwise.

Mark Sherman - Insight Matters - Analyst

And as far as the strategic alternative process, is that —

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

It is ongoing. And we are hopeful. And that’s about all I can say about it at this point.

Mark Sherman - Insight Matters - Analyst

And last thing, what would be the steps you guys need to complete to get to a listing on an exchange that matters?

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

We have done some preliminary work with — in looking at all three exchanges, major exchanges. And we know what the requirements are. We’re prepared to move forward to meet each of those requirements. The only thing that stands in our way is the, right now, is the annual shareholder’s meeting. Once that’s completed, we can move forward. But, we know what each of the requirements are. We’ve done most of the exploratory work here.

Mark Sherman - Insight Matters - Analyst

And do you expect to get an answer from the judge with respect to the annual meeting before that date? Or, you have no idea?

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

We expect to. The best information I can get is that this judge will rule and we’re expecting an answer.

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FINAL TRANSCRIPT
Aug. 12. 2008 / 11:00AM ET, PBSO.PK - Q2 2008 Point Blank Solutions, Inc. Earnings Conference Call

Mark Sherman - Insight Matters - Analyst

Okay. Thank you.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Yes.

Operator

That concludes the Q&A session. I will now like to turn the call over to General Ellis.

Larry Ellis - Point Blank Solutions, Inc. - President, CEO

Thanks to all who called in. We realize the environment has been tough out there. And our share price has declined. We believe that our outlook is much better today — and we have several opportunities to grow our top line, improve our bottom line and our performance. We’re looking forward to your continued support. And we will see you on the next call. Thank you, again.

Operator

Ladies and gentlemen, that concludes the presentation. Thank you for your participation. You may now disconnect. Have an excellent day.

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